Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Reports Financial Results for First Quarter

- Conference call with senior management scheduled for 8:30 AM ET today -

Waltham, Mass., May 9, 2006 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the first quarter ended March 31, 2006. During the first quarter of 2006, the Company recorded total revenues of $11.0 million, compared with $3.9 million in total revenues for the first quarter of 2005. In the first quarter of 2006, $9.2 million in revenue was generated from the Company’s lead product, FACTIVE ® (gemifloxacin mesylate) tablets, FDA-approved for the treatment of acute bacterial exacerbations of chronic bronchitis (AECB) and mild to moderate community-acquired pneumonia (CAP). Oscient also recorded approximately $1.5 million in revenue from the Company’s co-promotion agreement with Auxilium Pharmaceuticals for TESTIM® 1% testosterone gel.

“Our year-over-year revenue growth was strong, with first quarter FACTIVE revenues more than doubling from the first quarter of last year and TESTIM continuing to contribute to revenue growth,” said Steven M. Rauscher, President and Chief Executive Officer.

For the first quarter of 2006, the Company reported a net loss of ($20,104,000), or ($0.26) per basic and diluted share. This compares to a net loss of ($27,836,000), or ($0.37) per basic and diluted share, for the first quarter of 2005. Included in the first quarter results for 2006 are approximately $2.3 million in non-cash charges, reflecting approximately $1.1 million in stock-based compensation expenses related to the adoption of Financial Accounting Standards Board (FASB) Statement No. 123(R) and $1.2 million in amortization of intangible assets. Included in the first quarter of 2005 results are approximately $2.1 million in non-cash charges reflecting $949,000 in stock-based compensation expenses attributable to the merger with GeneSoft Pharmaceuticals incurred prior to the implementation of FASB Statement No. 123(R), and $1.2 million in amortization of intangible assets. Cash used in operations during the first quarter of 2006 was $16.5 million. The Company’s ending total cash, restricted cash and investments balance at March 31, 2006 was approximately $64.1 million, which does not include $33.7 million in net proceeds raised through a private placement financing in April 2006.

Research and development expenses for the first quarter of 2006 were $2.9 million, primarily reflecting investment in the ongoing FACTIVE Phase IV post-marketing trial. Comparatively, research and development expenses for the first quarter of 2005 were $6.0 million, which included the investment in the 510-patient Phase III trial of FACTIVE for the five-day treatment of CAP. Selling, marketing, general and administrative expenses were $24.1 million in the first quarter of 2006, reflecting expenses related to the Oscient commercial organization and marketing expenses for FACTIVE and TESTIM. This compares with $25.1 million in selling, marketing, general and administrative expenses in the first quarter of 2005.

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Q1 2006 Financial Results

May 9, 2006

FACTIVE Market Performance Highlights

•	Market performance: Available data indicate that since launch over 360,000 prescriptions for FACTIVE tablets have been written by more than 22,000 physicians as of April 21, 2006. Consistent with seasonal trends and augmented by a promotional sample card program, prescriptions in the first quarter totaled 118,000, nearly a 70% increase compared to the 69,700 prescriptions written in the fourth quarter of 2005. As a result of the promotional program aimed at increasing use among new prescribers, the Company estimates that approximately one-fourth of the prescriptions for FACTIVE written in the first quarter were generated through the use of sample cards.

•	Market share: For the first quarter of 2006, among physicians who have written a prescription for FACTIVE since launch, FACTIVE attained approximately a 9% share of prescriptions of branded fluoroquinolones used for respiratory tract infections. FACTIVE attained approximately a 4% market share of branded fluoroquinolones written to treat respiratory tract infections among all physicians.

•	Physician acceptance: During the first quarter, 4,030 physicians who had previously not written a prescription for FACTIVE wrote their first prescription, an increase of more than 20% from the 3,350 new prescribers in the fourth quarter. This reflects the efforts of the sales force to expand the base of prescribing physicians by converting non-writers through a targeted promotional campaign.

FACTIVE Commercialization

•	Mexico rights: On February 7, 2006, Oscient announced it had sublicensed the commercialization rights to FACTIVE in Mexico to Pfizer, S.A. de C.V. (Pfizer Mexico). In exchange for those rights, Pfizer Mexico agreed to pay Oscient an up-front payment, milestones for attaining certain regulatory and sales goals as well as royalties on future sales. During the first quarter, Pfizer Mexico applied for marketing approval for FACTIVE with the Ministry of Health in Mexico.

•	Sales force: The Company continues to utilize a sales force of approximately 250 full-time representatives, supplemented by contract representatives through Innovex. Based on positive sales results achieved in the Company’s territories with two representatives over the past six months, the Company is reallocating representative positions from lower volume territories to mirror the existing Oscient representatives in higher-potential territories. As a result, FACTIVE and TESTIM share of voice will increase in those territories.

•	Acute bacterial sinusitis (ABS) claim: As part of the process to address the Food and Drug Administration’s (FDA) refusal to file the supplemental New Drug Application (sNDA) for this indication, the Company met with officials at the FDA to continue the dialogue regarding appropriate subsequent actions. Through these discussions, and at the Company’s request, the FDA filed the sNDA over protest. A PDUFA date of December 15, 2006 has been established for this application. Subsequently, Oscient received notification that the FDA intends to convene an Advisory Committee this fall to review the sNDA for ABS.

“As a result of our desire to maximize the value of the FACTIVE brand globally, we are aggressively pursuing initiatives such as partnerships in our licensed territories, sales force optimization and FDA approval for shorter durations of treatment for FACTIVE,” added Mr. Rauscher. “By establishing mirrored coverage in the majority of our territories, our sales representatives are in the best position to obtain a competitive share of voice for our marketed products.”

Ramoplanin Progress

•	Worldwide rights: During the first quarter, Oscient and Pfizer Inc subsidiary Vicuron Pharmaceuticals restructured the business relationship for Ramoplanin. As part of the new arrangement, Oscient, which previously licensed Ramoplanin from Vicuron for the U.S. and Canada, acquired worldwide rights and assumed full control of Ramoplanin manufacturing, development and commercialization on a global basis.

•	Phase III program: The Company is working with a contract clinical research organization to begin assessing sites in advance of the start of the Phase III studies. Additionally, the Company is working to conclude discussions with potential third-party manufacturers for the long-term supply of bulk Ramoplanin.

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Q1 2006 Financial Results

May 9, 2006

Existing bulk material is being converted to finished capsules for use in the Phase III program, which is expected to commence in the third quarter.

TESTIM Highlights

•	Co-promotion: Prescriptions for TESTIM during the first quarter totaled 68,700, as reported by Wolters Kluwer Health (formerly NDC Health), a 6% increase over the 64,700 written in the fourth quarter of 2005.

•	Market Share: TESTIM market share continued to grow in recent months among primary care physicians, capturing approximately 16% of the testosterone replacement gel market for March 2006, up from approximately 11% market share in April 2005, prior to the start of the co-promotion agreement.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and mild to moderate community-acquired pneumonia. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of FACTIVE, please see the prescribing information available at www.factive.com. For important information regarding the safety and use of TESTIM, please see the prescribing information available at www.testim.com.

Forward-Looking Statement

This press release may contain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including statements about (i) the Company’s growth and future operating results, (ii) exploring business development and licensing opportunities that could be sources of capital, (iii) the prospects for receiving FDA approval for a shorter duration of treatment for FACTIVE, and (iv) the commencement of the Ramoplanin Phase III clinical trials, as well as other statements related to the progress and timing of product development, present or future licensing, collaborative or financing arrangements or that otherwise relate to future periods. These statements represent, among other things, the expectations, beliefs, plans and objectives of management and/or assumptions underlying or judgments concerning matters discussed in this document. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to, (i) whether we will be able to successfully expand the indications for which FACTIVE is approved, (ii) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, the timing and outcome of the FDA Advisory Committee that will review the ABS sNDA and the timing and outcome of FDA action following that review, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates and (iii) our inability to successfully commercialize FACTIVE or promote TESTIM due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products. In addition, there is no assurance that the Company will enter into a co-promotion agreement with respect to FACTIVE on terms that are favorable to the Company or at all. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ending December 31, 2005 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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Q1 2006 Financial Results

May 9, 2006

Conference Call & Webcast Information

Slides accompanying today’s call are available in the Investor Relations section of the Company’s website.

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until May 16, 2006. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 8323127. A replay of the webcast will also be available on the Company’s website.

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Q1 2006 Financial Results

May 9, 2006

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
Revenues:
Product revenue, net	$9,246	$3,912
Co-promotion revenue	1,545	—
Other revenue	182	34

Total revenues	10,973	3,946
Costs and expenses[1]:
Cost of product revenue	2,750	2,066
Research and development	2,928	6,004
Selling and marketing	20,445	20,108
General and administrative	3,640	5,029

Total costs and expenses	29,763	33,207

Loss from operations	(18,790)	(29,261)

Other income (expense):
Interest income	696	870
Interest expense	(2,010)	(2,044)
Gain on sale of fixed assets	—	38
Other income	—	2,540

Net other income (expense)	(1,314)	1,404

Net loss before discontinued operations	(20,104)	(27,857)
Income from discontinued operations	—	21

Net loss	$(20,104)	$(27,836)

Basic/diluted net loss per common share	$(0.26)	$(0.37)
Basic/diluted weighted average common shares outstanding	77,617,695	75,905,833

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	March 31, 2006	December 31, 2005
Cash, cash equivalents, marketable securities and restricted cash	$64,150[2]	$80,044
Total assets	224,134	241,095
Long-term liabilities	190,830	191,289
Shareholders’ equity	9,665	28,101

[1]	2006 results reflect $1,099,000 of stock-based compensation associated with the adoption of FASB Statement No. 123 (R); 2005 results reflect $949,000 of stock-based compensation related to the assumption of stock options in connection with the merger completed with GeneSoft Pharmaceuticals in 2004
[2]	Does not include approximately $33.7 million in net proceeds raised through a private placement in April 2006